Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Company Contact:	Michael Garnreiter	(602) 852-9000
	Chief Financial Officer	E-mail : Michaelg@mstreetinc.com

MAIN STREET AND MAIN INCORPORATED
ANNOUNCES 2003 THIRD QUARTER RESULTS

- Same-Store Sales Increase was 2.3% for third quarter -

PHOENIX, ARIZONA, November 6, 2003---MAIN STREET AND MAIN INCORPORATED (Nasdaq symbol: MAIN), the world’s largest franchisee of T.G.I. Friday’s restaurants and the owner and operator of the Bamboo Club and the Redfish Seafood Grill and Bar restaurant concepts, today announced its operating results for the third quarter 2003.

For the quarter ended September 29, 2003, the Company reported net income of $236,000, or $0.02 per diluted share, compared with a net loss of $2.0 million, or $(0.14) per diluted share, for the comparable quarter in 2002.

During the quarter, Main Street and Main realized a gain of $3.8 million on the sale of three T.G.I. Friday’s restaurants in Sacramento, California.  Also during the quarter, the Company incurred asset impairment charges and other asset write-offs totaling $2.8 million primarily relating to underperforming or closed locations. Furthermore, due to net operating loss carryforwards (NOLs), the Company paid no income taxes for the third quarter ended September 29, 2003.  Therefore, excluding all one-time gains and write-offs for the quarter, and taking into account that no income taxes were paid, Main Street and Main generated a loss from operations of $785,000, or $.06 per diluted share, compared with a net loss from operations of $840,000, or $.06 per diluted share, for the comparable quarter in 2002.  This excludes the impairment and other write-offs for last year’s third quarter of $1.6 million and adds back the $440,000 in income tax benefit for that quarter.

Bart Brown, Chief Executive Officer, and Bill Shrader, President and COO, stated, “On an apples to apples basis, excluding all one-time gains and charges, we had a slight reduction in our loss from operations, which we see as positive.  We credit this improvement to somewhat better economic conditions in Arizona and California, good results from the T.G.I. Friday’s national advertising campaign. These improvements were substantially offset by the loss of revenue from the three T.G.I. Friday’s restaurants that we sold early during this quarter, and also by higher operating expenses for advertising and insurance costs.”

Revenue for the quarter ended September 29, 2003 was $54.2 million, slightly higher than revenue of $54.0 million for the comparable quarter in 2002. This is primarily due to the positive impact of new restaurants opened since the 2002 third quarter and a same-store sales increase of 2.3%.  This was offset by the revenue lost from the sale of the three Sacramento restaurants early in this quarter. Our measure of operating cash flow known as EBITDA for the three months ended September 29, 2003 was $2.6 million versus $2.4 million in the same quarter a year ago.  (The derivation of our quarterly EBITDA can be found in Appendix A, attached to this press release).

On a year to date basis ended September 29, 2003, revenues were $172 million compared to $167 million in the comparable period in 2002. Same store sales for the nine month period in 2003 increased by .9% versus an increase of .3% for the comparable period in 2002.  Net income for the period was $2.9 million, or $0.20 per diluted share, as compared to $526,000, or $0.04 per diluted share, for the comparable period. Improved profitability to date in 2003 was due to higher revenue, improved gross profit margins, lower pre-opening and general and administrative expenses, and a gain on the sale of the Sacramento, California restaurants. These improvements were offset by higher operating costs for advertising, workers compensation and liability insurance costs, increased impairment charges and higher interest expense as a result of higher average borrowings outstanding in 2003 versus 2002. During the nine months, we recorded no income tax expense as a result of the utilization of operating loss carryforwards. However, in last year’s nine month period, we incurred an income tax expense at 18%, which was approximately $.01 per share.

For the nine months ended September 29, 2003 and for the comparable period in 2002, EBITDA was $11.9 million and $11.1 million, respectively.  (The derivation of our year to date EBITDA can be found in Appendix A, attached to this press release).

Mr. Brown and Mr. Shrader continued. “We are reasonably pleased, all things considered, with our year-to-date results and with the increased EBITDA levels.  Moving forward, we will continue to target profitability in all of our brands while strengthening our balance sheet for future opportunities.  As we’ve stated, we will evaluate these opportunities on a case by case basis keeping shareholder value and sufficient return on investment as our top criteria.”

Recent Developments

During the third quarter, we opened our eleventh and newest Bamboo Club located in the Desert Ridge Mall, Phoenix, Arizona. We are pleased to announce another planned opening for 2003 of a Bamboo Club located in Raleigh, North Carolina.  Construction is currently underway and we expect to be open before the end of this fiscal year.

In July 2003, we announced the sale of three T.G.I. Friday’s restaurants in the greater Sacramento, California area to Capital City Restaurants Inc., which is based in Sacramento. We entered into the transaction due to the geographic non-core nature of these locations and the approximately $3.4 million of cash that was generated from the sale.

During the third quarter, we continued negotiations to cancel some selected leases for sites where construction had not yet started.  In fact, negotiations have been concluded with the landlord of the Columbus, Ohio location to defer construction into late 2004, while the lease termination discussions for the Fairfax, Virginia location have been unsuccessful and have resulted in litigation. We intend to strongly defend ourselves in this matter.

During the third quarter 2003, we recorded impairment charges and asset write-downs of $2.8 million which primarily included the impairment of assets for our Newport, Kentucky, Bamboo Club, the loss on the closure and sublease of our Denver Redfish, and a further write-

down of a real estate holding in El Paso, Texas, which was the site of a previously closed Friday’s location.

In addition, we have just recently completed the cancellation of the management agreement, returning the management of four T.G.I. Friday’s restaurants in Northern California back to their owners. We have accrued approximately $200,000 of closing costs and unreimbursed losses as a result of this cancellation.

Earnings Conference Call

As a reminder, our earnings conference call is scheduled for today, Thursday, November 6, 2003 at 5:00 pm EST. The toll free dial-in number is 1-800-299-7635 (or 1-617-786-2901 for international calls), and the participant passcode is 40789487. You can visit our web site at http://www.mainandmain.com for a replay.

—Appendix A and Three Tables to Follow –

MAIN STREET AND MAIN INCORPORATED is the world’s largest franchisee of T.G.I. Friday’s restaurants, operating 54 T.G.I. Friday’s, four Redfish, eleven Bamboo Club, and one Cooper’stown restaurants.

This press release contains forward-looking statements regarding the Company’s business strategies, business outlook, anticipated new store openings, and revenue and earnings expectations.  These forward-looking statements are based primarily on the Company’s expectations and are subject to a number of risks and uncertainties, some of which are beyond the Company’s control.  Actual results could differ materially from the forward-looking statements as a result of numerous factors, including those set forth in the Company’s Form 10-K and 10-Q Reports as filed with the Securities and Exchange Commission.

Appendix A

Computation of quarterly and year to date Earnings Before Interest, Taxes, Depreciation and Amortization (in millions):

Appendix A	Quarter ended September, 2003	Quarter ended September, 2002
Net Income (Loss)	$0.2	$(2.0)
Add-Income taxes	—	(.4)
-Interest expense	1.2	1.1
-Depreciation	2.1	2.0
-Amortization	.1	.1
Asset Impairments & write offs	2.8	1.6
Gain on Sale of Assets	(3.8)	0
EBITDA	$2.6	$2.4

Appendix A	Nine Months Ended September, 2003	Nine Months Ended September, 2002
Net Income	$2.9	$0.5
Add-Income taxes	—	.1
-Interest expense	3.3	2.8
-Depreciation	6.3	5.8
-Amortization	.4	.3
-Asset Impairments	2.8	1.6
Less-Gain on Sale of Assets	(3.8)	0
EBITDA	$11.9	$11.1

MAIN STREET AND MAIN INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Par Value and Share Data)

	September 29, 2003	December 30, 2002
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,685	$5,621
Accounts receivable, net	1,520	1,997
Inventories	2,565	2,832
Prepaid expenses	1,900	2,104

Total current asset	10,670	12,554
Property and equipment, net	67,432	71,265
Other assets, net	2,202	2,449
Notes receivable, net	1,960	—
Goodwill	22,115	22,995
Franchise fees, net	2,758	3,132
Total assets	$107,137	$112,395

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$3,849	$3,502
Accounts payable	4,239	8,073
Other accrued liabilities	15,437	16,007
Total current liabilities	23,525	27,582
Long-term debt, net of current portion	48,177	51,998
Other liabilities and deferred credits	2,745	3,205
Total liabilities	74,447	82,785

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 2,000,000 shares authorized; no shares issued and outstanding in 2003 and 2002	—	—
Common stock, $.001 par value, 25,000,000 shares authorized; 14,142,000 shares issued and outstanding in 2003 and 2002	14	14
Additional paid-in capital	53,927	53,927
Accumulated deficit	(18,972)	(21,827)
Accumulated other comprehensive loss	(2,279)	(2,504)
Total stockholders’ equity	32,690	29,610
Total stockholders’ equity and liabilities	$107,137	$112,395

MAIN STREET AND MAIN INCORPORATED AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Amounts)

	Three Months Ended
	(unaudited)
	September 29, 2003	September 30, 2002

Revenue	$54,173	$54,026

Restaurant operating expenses
Cost of sales	14,334	15,145
Payroll and benefits	17,216	17,227
Depreciation and amortization	2,051	2,037
Other operating expenses	17,681	16,768
Total restaurant operating expenses	51,282	51,177

Income from restaurant operations	2,891	2,849

Depreciation and amortization of intangible assets	137	135
General and administrative expenses	2,246	2,157
Preopening expenses	129	256
New manager training expenses	12	70
Impairment charges and other	2,810	1,606

Operating income (loss)	(2,443)	(1,375)

Gain from sale of assets	3,831	—
Interest expense and other, net	1,152	1,071

Net income (loss) before income tax	236	(2,446)

Income tax expense (benefit)	—	(440)

Net income (loss)	$236	$(2,006)

Basic earnings per share Net income (loss)	$0.02	$(0.14)

Diluted earnings per share Net income (loss)	$0.02	$(0.14)

Weighted average number of shares outstanding — Basic	14,142	14,141

Weighted average number of shares outstanding — Diluted	14,169	14,141

	Nine Months Ended
	(unaudited)
	September 29, 2003	September 30, 2002

Revenue	$171,869	$167,253

Restaurant operating expenses
Cost of sales	46,080	46,103
Payroll and benefits	53,568	52,393
Depreciation and amortization	6,319	5,804
Other operating expenses	52,897	49,452
Total restaurant operating expenses	158,864	153,752

Income from restaurant operations	13,005	13,501

Depreciation and amortization of intangible assets	434	310
General and administrative expenses	6,607	6,700
Preopening expenses	651	1,138
New manager training expenses	177	288
Impairment charges and other	2,837	1,606

Operating income	2,299	3,459

Gain From Sale of Assets	3,831	—
Interest expense and other, net	3,276	2,807

Net income before income tax	2,854	652

Income tax expense	—	126

Net income	$2,854	$526

Basic earnings per share Net income	$0.20	$0.04

Diluted earnings per share Net income	$0.20	$0.04

Weighted average number of shares outstanding — Basic	14,142	14,093

Weighted average number of shares outstanding — Diluted	14,142	14,910